                                                                  EXHIBIT 12.1

                            THE FONDA GROUP, INC.
                      RATIO OF EARNINGS TO FIXED CHARGES
                                (In thousands)

                                                   FISCAL YEAR ENDED JULY
                                     -------------------------------------------------
                                        1992      1993      1994      1995      1996
                                     --------  --------  --------  --------  ---------
Interest expense (1) ...............   $1,553    $1,209    $1,276    $3,005    $ 7,934
Rent expense .......................    1,132     1,122     1,114     1,150      1,775
One third rent expense .............      377       374       371       383        592
                                     --------  --------  --------  --------  ---------
Fixed charges ......................   $1,930    $1,583    $1,647    $3,388    $ 8,526

Income before taxes ................   $  832    $1,416    $  490    $3,767    $ 5,930
Fixed charges from above ...........    1,930     1,583     1,647     3,388      8,526
                                     --------  --------  --------  --------  ---------
Earnings, as defined ...............   $2,762    $2,999    $2,137    $7,155    $14,456

Ratio of earnings to fixed charges       1.4x      1.9x      1.3x      2.1x       1.7x
                                     --------  --------  --------  --------  ---------
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(1)    Before interest income of $22, $8, $8 and $62 for 1992, 1993, 1994 and
       1995, respectively.